UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): September 29, 2006

PACIFIC SUNWEAR OF CALIFORNIA, INC.
(Exact Name of Registrant as Specified in Charter)

California	0-21296	95-3759463
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer
Identification No.)

3450 East Miraloma Avenue		92806-2101
Anaheim, CA (Address of principal executive offices)		(Zip Code)
(714) 414-4000
Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
On September 29, 2006, Pacific Sunwear of California, Inc. (the “Company”) and Seth Johnson entered into an Amendment to Employment Agreement and Resignation. Pursuant to the agreement, Mr. Johnson resigned as an officer and director of the Company. The Company will, under the terms of the agreement, pay Mr. Johnson’s base annual salary of $1,040,000 through October 31, 2007 in regular installments in accordance with the Company’s normal payroll schedule. The aggregate salary payments will be approximately $1,127,000. In addition, the Company will pay the costs of continuing Mr. Johnson’s medical, dental and vision insurance through October 31, 2007. The Company expects to record an expense of approximately $1,127,000 during the current fiscal quarter in connection with the agreement.
The full text of the agreement is included as Exhibit 10.1 to this report and is incorporated herein by this reference.
Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.
As described in Item 1.01 above, on September 29, 2006, Mr. Johnson resigned from his positions as Chief Executive Officer and director of the Company.
On October 1, 2006, the Board appointed its Lead Director, Sally Frame Kasaks, age 61, as Interim Chief Executive Officer. Due to her appointment as Interim Chief Executive Officer, Ms. Kasaks has stepped down temporarily from her positions as Lead Director, chairman of the Nominating and Governance Committee and member of the Compensation Committee. There is no arrangement or understanding pursuant to which Ms. Kasaks was selected as a director, and there are no related party transactions between the Company and Ms. Kasaks reportable under Item 404(a) of Regulation S-K.
Ms. Kasaks has been a business consultant since January 1997, and has been a director of the Company since 1997. She served as the Chairman and Chief Executive Officer of Ann Taylor Stores, Inc., a specialty apparel retailer, from February 1992 to August 1996. From February 1989 to February 1992, Ms. Kasaks was the President and Chief Executive Officer of Abercrombie and Fitch, a specialty apparel retailing division of The Limited, Inc. She was also the Chairman and Chief Executive Officer of The Talbots, Inc., a specialty apparel retailing division of General Mills Co., from November 1985 to September 1988. Ms. Kasaks is currently serving as a director of The Children’s Place, Inc.
In related actions, the Board appointed current director Peter Starrett as Interim Lead Director and the chair of the Company’s Nominating and Governance Committee to fill the vacancy created by Ms. Kasaks’s appointment as Interim Chief Executive Officer. At this time, the Board has not appointed a replacement for Ms. Kasaks to the Compensation Committee.

Ms. Kasaks will receive compensation of $87,500 per month for her services as Interim Chief Executive Officer, and be entitled to participate in the Company’s employee benefit plans. The Company will also reimburse Ms. Kasaks for certain relocation and travel costs, including the cost of temporary housing in California, and use of a car during the period of her service as Interim Chief Executive Officer. Ms. Kasaks will not receive any equity awards and will not, while serving as Interim Chief Executive Officer, receive fees paid to the Company’s independent directors.
Item 7.01 Regulation FD Disclosure.
Separately, on October 2, 2006, the Company announced sales information for the five weeks of fiscal September ending September 30, 2006, and commented on its prior financial guidance for the third quarter. The full text of the press release is furnished as Exhibit 99.1 to this report.
Item 9.01 Financial Statements and Exhibits.
(c) Exhibits.
10.1	Amendment to Employment Agreement and Resignation, dated September 29, 2006, between the Company and Seth Johnson

99.1	Press Release issued by the Company on October 2, 2006

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 2, 2006	Pacific Sunwear of California, Inc.
/s/ Gerald M. Chaney
Gerald M. Chaney
Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit
No.	Description

10.1	Amendment to Employment Agreement and Resignation, dated September 29, 2006, between the Company and Seth Johnson

99.1	Press Release issued by the Company on October 2, 2006